Exhibit 5.1

January 20, 2009

ZipRealty, Inc.

2000 Powell Street, Suite 300

Emeryville, California 94608

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of up to 325,000 shares of common stock (“Shares”), of ZipRealty, Inc., a Delaware corporation (the “Company”), upon exercise of an option granted pursuant to a stock option award agreement between the Company and Charles C. Baker (the “Option”) and pursuant to a Registration Statement on Form S-8 (the “Registration Statement”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the Shares to be issued pursuant to the Option are duly authorized shares of common stock of the Company, and, when issued in accordance with the provisions of the Option, will be validly issued, fully paid, and nonassessable.

In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the Option, (iii) the Company receives the full consideration for the Shares as stated in the Option, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s common stock, and (v) all applicable securities laws are complied with.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

Orrick, Herrington & Sutcliffe LLP